Exhibit 99.1

INTERNATIONAL SEAWAYS REPORTS

FIRST QUARTER 2024 RESULTS

New York, NY – May 8, 2024– International Seaways, Inc. (NYSE: INSW) (the “Company,” “Seaways,” or “INSW”), one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products, today reported results for the first quarter 2024.

HIGHLIGHTS & RECENT DEVELOPMENTS

Strong Quarterly Earnings:

•	Net income for the first quarter of 2024 was $144.5 million, or $2.92 per diluted share.

•	Adjusted EBITDA(1) for the first quarter of 2024 was $191.5 million.

Balance Sheet Enhancements:

•	Total liquidity was approximately $626 million as of March 31, 2024, including total cash (1) of $215 million and $411 million of undrawn revolving credit capacity.

•	Net loan-to-value was further reduced to 14% as of March 31, 2024.

•	In April 2024, the Company further consolidated its senior secured debt facilities into a $500 million revolving credit facility, resulting, among other things, in a reduction to cash break even costs by $3,000 per day. At the time of closing, $95 million was drawn on the new revolver, increasing undrawn revolving credit capacity to $559 million.

Returns to Shareholders:

•	Paid a combined $1.32 per share in regular and supplemental dividends in March 2024.

•	Declared a combined dividend of $1.75 per share to be paid in June 2024, representing 60% of adjusted net income(1) for the first quarter.

•	Following the dividend payment in June 2024, combined dividend payments over the last twelve months would aggregate to $5.74 per share, representing a dividend yield of over 13%.

Fleet Optimization Program:

•	Took delivery of three eco MRs, out of the six vessels under contract to purchase, in the second quarter of 2024. The remaining vessels are expected to deliver by the end of the second quarter of 2024.

•	Sold a 2009-built MR for net proceeds of $23 million after fees and commissions during the second quarter of 2024.

•	Declared options to build two additional dual-fuel ready LR1s for delivery in the third quarter of 2026. A total of six LR1 vessels are under contract to deliver beginning in the second half of 2025 for an aggregate cost of $347 million.

•	Increased contracted revenues by $86 million to over $400 million by entering into three new time charter agreements during April 2024 with an average duration of close to three years.

“Following a record year for Seaways, our first quarter earnings increased over the prior quarter and marked the eighth consecutive quarter of strong earnings,” said Lois K. Zabrocky, International Seaways President and CEO. “We continue to share in this upcycle with our shareholders by declaring a combined dividend of $1.75 per share, which is 60% of our adjusted net income in the first quarter of 2024. Amidst a period of continued market strength, we are also pleased to have taken advantage of compelling opportunities to renew our fleet and strengthen our balance sheet under the new credit facility.”

“Supplementing the Company’s returns to shareholders, our agreement to acquire six MRs and exercise options on two additional dual-fuel LR1s reflects Seaways’ focus on executing a balanced capital allocation strategy to maximize value creation. We remain optimistic about the direction of the market based on attractive supply and demand fundamentals supported by growing oil demand, the evolving global energy trade, and a historically low tanker orderbook. We look forward to capitalizing on these dynamics and further enhancing our track record of opportunistic investment in the fleet, while prioritizing the return of substantial cash to shareholders.”

Jeff Pribor, the Company’s CFO stated, “Our balance sheet is the strongest in our history, and we have further optimized our capital structure with the consolidation of our senior secured debt facilities into a $500 million revolving credit facility. This provides Seaways with enhanced financial flexibility through the extension of our maturity profile and the reduction of debt service costs, that lowers our spot break even rate to about $13,500 per day. With ample cash and liquidity and a record low net loan-to-value, we are positioned to continue creating further value for the Company and shareholders.”

FIRST QUARTER 2024 RESULTS

Net income for the first quarter of 2024 was $144.5 million, or $2.92 per diluted share, compared to net income of $172.6 million, or $3.47 per diluted share, for the first quarter of 2023. The decrease in results in the first quarter of 2024 was primarily driven by: lower TCE revenues(1), higher vessel expenses and depreciation due to the deliveries of three dual-fuel VLCCs and a gain on a vessel sold in the first quarter of 2023, partially offset by lower interest expense from the reduction of debt by nearly $300 million during 2023.

Shipping revenues for the first quarter were $274.4 million, compared to $287.1 million for the first quarter of 2023. Consolidated TCE revenues(1) for the first quarter were $270.9 million, compared to $283.3 million for the first quarter of 2023.

Adjusted EBITDA(1) for the first quarter was $191.5 million, compared to $209.0 million for the first quarter of 2023.

Crude Tankers

Shipping revenues for the Crude Tankers segment were $126.9 million for the first quarter of 2024, compared to $132.4 million for the first quarter of 2023. TCE revenues(1) were $124.0 million for the first quarter, compared to $129.3 million for the first quarter of 2023. This decrease was attributable to a decrease in spot rates as the average spot earnings of the VLCC, Suezmax and Aframax sectors were approximately $44,700, $44,700 and $40,900 per day, respectively, compared with approximately $46,400, $58,200 and $50,800 per day, respectively, during the first quarter of 2023. The spot earnings were partially offset by higher time charter revenues from increased fixed rate coverage, including the deliveries of three dual-fuel VLCCs during 2023.

Product Carriers

Shipping revenues for the Product Carriers segment were $147.5 million for the first quarter, compared to $154.7 million for the first quarter of 2023. TCE revenues(1) were $147.0 million for the first quarter, compared to $154.0 million for the first quarter of 2023. This decrease is attributable to a reduction in revenue days from vessel sales and expiry of vessels chartered-in that was partially offset by increases to the blended TCE rates in the LR2 and MR sectors.

BALANCE SHEET ENHANCEMENTS

During the first quarter of 2024, the Company repaid $32 million in mandatory payments required under its existing debt facilities and sales leaseback arrangements.

In April 2024, the Company amended and extended the $750 Million Facility, under which the Company had a remaining term loan balance of $94.6 million and undrawn revolver capacity of $257.4 million at March 31, 2024. The new agreement consists of a $500 million revolving credit facility (the “$500 Million RCF”) that matures in January 2030. Under the terms of the $500 Million RCF capacity is reduced on a quarterly basis by approximately $12.8 million each quarter, based on a 20-year age-adjusted profile of the collateral vessels. The $500 Million RCF bears an interest rate based on term SOFR +185bps (the “margin”) and includes similar sustainability-linked features as included in the $750 Million Credit Facility, which could impact the margin by five basis points, that are aimed at reducing the carbon footprint, targeting expenditures toward energy efficiency improvements and maintaining a safety record above the industry average. Prior to executing the agreement, the Company prepaid the outstanding balance on the ING Credit Facility of $20.3 million and included the collateral vessel in the $500 Million RCF.

The $500 Million RCF saves $19.5 million per quarter in mandatory debt repayments and reduces future interest expense through a margin reduction of over 85 basis points.

RETURNING CASH TO SHAREHOLDERS

In March 2024, the Company paid a combined dividend of $1.32 per share of common stock, composed of a regular quarterly dividend of $0.12 per share of common stock and a supplemental dividend of $1.20 per share.

On May 7, 2024, the Company’s Board of Directors declared a combined dividend of $1.75 per share of common stock, composed of a regular quarterly dividend of $0.12 per share of common stock and a supplemental dividend of $1.63 per share of common stock. Both dividends will be paid on June 26, 2024, to shareholders with a record date at the close of business on June 12, 2024.

The Company currently has $50 million authorized under its share repurchase program, which expires at the end of 2025.

FLEET OPTIMIZATION PROGRAM

In February 2024, the Company entered into agreements to acquire six MR vessels for total consideration of $232 million. The Company expects to finance 15% of the total consideration with shares of common stock with the balance funded by available liquidity. During the second quarter to-date, the Company has taken delivery of three vessels with the remaining vessels expected to deliver later this quarter.

The Company has sold a 2009-built MR for $23 million in aggregate proceeds after fees and commissions. The vessel was delivered to buyers in April 2024 and the Company recognized a gain on the sale.

During the second quarter, the Company entered into three new time charter agreements on two 2009-built MRs and a 2014-built LR2. The charters have durations of around three years and have increased contracted future revenues by $86 million to over $410 million excluding any applicable profit share.

The Company entered into contracts and declared options to build a total of six scrubber-fitted, dual-fuel (LNG) ready, LR1 vessels in Korea with K Shipbuilding Co, Ltd at a price in aggregate of approximately $347 million. Four out of the six contracts were executed in 2023. In March 2024, the Company exercised options on two additional vessels. The vessels are expected to be delivered beginning in the second half of 2025 through the third quarter of 2026. Upon delivery, these vessels are expected to deliver into our niche, Panamax International Pool, which has consistently outperformed the market.

(1) This is a non-GAAP financial measure used throughout this press release; please refer to the section “Reconciliation to Non-GAAP Financial Information” for explanations of our non-GAAP financial measures and the reconciliations of reported GAAP to non-GAAP financial measures.

CONFERENCE CALL

The Company will host a conference call to discuss its first quarter 2024 results at 9:00 a.m. Eastern Time on Wednesday, May 8, 2024. To access the call, participants should dial (833) 470-1428 for domestic callers and (929) 526-1599 for international callers and entering 049587. Please dial in ten minutes prior to the start of the call. A live webcast of the conference call will be available from the Investor Relations section of the Company’s website at https://www.intlseas.com.

An audio replay of the conference call will be available until May 15, 2024, by dialing (866) 813-9403 for domestic callers and +44 204 525 0658 for international callers, and entering Access Code 349121.

ABOUT INTERNATIONAL SEAWAYS, INC.

International Seaways, Inc. (NYSE: INSW) is one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets. International Seaways owns and operates a fleet of 81 vessels, including 13 VLCCs, 13 Suezmaxes, five Aframaxes/LR2s, 13 LR1s (including six newbuildings), and 37 MR tankers. The Company has an additional three MRs under contract to purchase that are expected to deliver by the end of the second quarter of 2024. International Seaways has an experienced team committed to the very best operating practices and the highest levels of customer service and operational efficiency. International Seaways is headquartered in New York City, NY. Additional information is available at https://www.intlseas.com.

Forward-Looking Statements

This release contains forward-looking statements. In addition, the Company may make or approve certain statements in future filings with the U.S. Securities and Exchange Commission (the “SEC”), in press releases, or in oral or written presentations by representatives of the Company. All statements other than statements of historical facts should be considered forward-looking statements. These matters or statements may relate to plans to issue dividends, the Company’s prospects, including statements regarding vessel acquisitions, expected synergies, trends in the tanker markets, and possibilities of strategic alliances and investments. Forward-looking statements are based on the Company’s current plans, estimates and projections, and are subject to change based on a number of factors. Investors should carefully consider the risk factors outlined in more detail in the Annual Report on Form 10-K for 2023 for the Company and in similar sections of other filings made by the Company with the SEC from time to time. The Company assumes no obligation to update or revise any forward-looking statements. Forward-looking statements and written and oral forward-looking statements attributable to the Company or its representatives after the date of this release are qualified in their entirety by the cautionary statements contained in this paragraph and in other reports previously or hereafter filed by the Company with the SEC.

Investor Relations & Media Contact:

Tom Trovato, International Seaways, Inc.

(212) 578-1602

ttrovato@intlseas.com

Category: Earnings

Consolidated Statements of Operations

($ in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2024	2023
	(Unaudited)	(Unaudited)
Shipping Revenues:
Pool revenues	$226,282	$259,578
Time and bareboat charter revenues	31,049	13,150
Voyage charter revenues	17,070	14,402
Total Shipping Revenues	274,401	287,130

Operating Expenses:
Voyage expenses	3,473	3,810
Vessel expenses	63,381	58,769
Charter hire expenses	6,648	8,800
Depreciation and amortization	34,153	29,548
General and administrative	12,374	11,246
Third-party debt modification fees	-	407
Gain on disposal of vessels and other assets, net	(51)	(10,748)
Total operating expenses	119,978	101,832
Income from vessel operations	154,423	185,298
Other income	2,954	4,281
Income before interest expense and income taxes	157,377	189,579
Interest expense	(12,887)	(16,947)
Income before income taxes	144,490	172,632
Income tax benefit	-	1
Net income	$144,490	$172,633

Weighted Average Number of Common Shares Outstanding:
Basic	48,972,842	49,138,613
Diluted	49,377,948	49,646,331

Per Share Amounts:
Basic net income per share	$2.95	$3.51
Diluted net income per share	$2.92	$3.47

Consolidated Balance Sheets

($ in thousands)

	March 31,	December 31,
	2024	2023
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$139,501	$126,760
Short-term investments	75,000	60,000
Voyage receivables	242,955	247,165
Other receivables	11,887	14,303
Inventories	593	1,329
Prepaid expenses and other current assets	15,086	10,342
Current portion of derivative asset	5,049	5,081
Total Current Assets	490,071	464,980

Vessels and other property, less accumulated depreciation	1,890,796	1,914,426
Vessels construction in progress	11,905	11,670
Deferred drydock expenditures, net	72,884	70,880
Operating lease right-of-use assets	17,195	20,391
Pool working capital deposits	33,998	31,748
Long-term derivative asset	2,213	1,153
Other assets	32,360	6,571
Total Assets	$2,551,422	$2,521,819

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable, accrued expenses and other current liabilities	$42,046	$57,904
Current portion of operating lease liabilities	10,169	10,223
Current installments of long-term debt	127,535	127,447
Total Current Liabilities	179,750	195,574
Long-term operating lease liabilities	9,270	11,631
Long-term debt	564,203	595,229
Other liabilities	3,309	2,628
Total Liabilities	756,532	805,062

Equity:
Total Equity	1,794,890	1,716,757
Total Liabilities and Equity	$2,551,422	$2,521,819

Consolidated Statements of Cash Flows

($ in thousands)

	Three Months Ended March 31,
	2024	2023
	(Unaudited)	(Unaudited)
Cash Flows from Operating Activities:
Net income	$144,490	$172,633
Items included in net income not affecting cash flows:
Depreciation and amortization	34,153	29,548
Amortization of debt discount and other deferred financing costs	1,038	1,556
Deferred financing costs write-off	—	166
Stock compensation	1,691	1,900
Earnings of affiliated companies	—	20
Other – net	(250)	(823)
Items included in net income related to investing and financing activities:
Gain on disposal of vessels and other assets, net	(51)	(10,748)
Payments for drydocking	(9,971)	(12,978)
Insurance claims proceeds related to vessel operations	206	950
Changes in operating assets and liabilities	(14,864)	38,598
Net cash provided by operating activities	156,442	220,822
Cash Flows from Investing Activities:
Expenditures for vessels, vessel improvements and vessels under construction, including deposits for acquisitions	(26,420)	(66,722)
Proceeds from disposal of vessels and other property, net	—	20,021
Expenditures for other property	(701)	(524)
Investments in short-term time deposits	(75,000)	(90,000)
Proceeds from maturities of short-term time deposits	60,000	65,000
Pool working capital deposits	(782)	—
Net cash used in investing activities	(42,903)	(72,225)
Cash Flows from Financing Activities:
Repayments of debt	(19,538)	(137,449)
Proceeds from sale and leaseback financing, net of issuance and deferred financing costs	—	55,722
Payments on sale and leaseback financing and finance lease	(12,146)	(34,619)
Payments of deferred financing costs	(306)	(514)
Cash dividends paid	(64,662)	(98,313)
Cash paid to tax authority upon vesting or exercise of stock-based compensation	(4,146)	(2,619)
Net cash used in financing activities	(100,798)	(217,792)
Net increase/(decrease) in cash and cash equivalents	12,741	(69,195)
Cash and cash equivalents at beginning of year	126,760	243,744
Cash and cash equivalents at end of period	$139,501	$174,549

Spot and Fixed TCE Rates Achieved and Revenue Days

The following table provides a breakdown of TCE rates achieved for spot and fixed charters and the related revenue days for the three months ended March 31, 2024 and the comparable period of 2023. Revenue days in the quarter ended March 31, 2024 totaled 6,304 compared with 6,416 in the prior year quarter. A summary fleet list by vessel class can be found later in this press release. The information in these tables excludes commercial pool fees/commissions averaging approximately $1,030 and $955 per day for the three months ended March 31, 2024 and 2023, respectively.

	Three Months Ended March 31, 2024			Three Months Ended March 31, 2023
	Spot	Fixed	Total	Spot	Fixed	Total
Crude Tankers
VLCC
Average TCE Rate	$44,736	$40,917		$46,371	$48,118
Number of Revenue Days	863	273	1,136	780	112	892
Suezmax
Average TCE Rate	$44,666	$30,987		$58,191	$31,402
Number of Revenue Days	998	183	1,181	996	131	1,127
Aframax
Average TCE Rate	$40,913	$38,500		$50,756	$-
Number of Revenue Days	222	91	313	330	-	330
Total Crude Tankers Revenue Days	2,084	547	2,631	2,106	243	2,349
Product Carriers
Aframax (LR2)
Average TCE Rate	$51,027	$-		$-	$19,108
Number of Revenue Days	91	-	91	-	90	90
Panamax (LR1)
Average TCE Rate	$66,310	$-		$70,838	$-
Number of Revenue Days	571	-	571	800	-	800
MR
Average TCE Rate	$37,969	$21,696		$31,468	$18,434
Number of Revenue Days	2,546	465	3,011	3,087	90	3,177
Total Product Carriers Revenue Days	3,208	465	3,673	3,887	180	4,067
Total Revenue Days	5,291	1,012	6,304	5,993	423	6,416

Revenue days in the above table excludes days related to full service lighterings. In addition, during 2024 and 2023, certain of the Company’s vessels were employed in transitional voyages, which are excluded from the table above.

During the 2024 and 2023 periods, each of the Company’s LR1s participated in the Panamax International Pool and transported crude oil cargoes exclusively.

Fleet Information

As of March 31, 2024, INSW’s fleet totaled 79 vessels, of which 59 were owned, 14 were chartered in and six contracted newbuildings.

	Vessels	Vessels	Total at March 31, 2024
Vessel Fleet and Type	Owned	Chartered-in(1)	Total Vessels	Total Dwt
Operating Fleet
VLCC	4	9	13	3,910,572
Suezmax	13	-	13	2,061,754
Aframax	4	-	4	452,375
Crude Tankers	21	9	30	6,424,701

LR2	1	-	1	112,691
LR1	6	1	7	522,698
MR	31	4	35	1,750,854
Product Carriers	38	5	43	2,386,243

Total Operating Fleet	59	14	73	8,810,944

Newbuild Fleet
LR1	6	-	6	441,600

Total Newbuild Fleet	6	-	6	441,600

Total Operating and Newbuild Fleet	65	14	79	9,252,544

(1) Includes bareboat charters, but excludes vessels chartered in where the duration of the charter was one year or less at inception.

Reconciliation to Non-GAAP Financial Information

The Company believes that, in addition to conventional measures prepared in accordance with GAAP, the following non-GAAP measures may provide certain investors with additional information that will better enable them to evaluate the Company’s performance. Accordingly, these non-GAAP measures are intended to provide supplemental information, and should not be considered in isolation or as a substitute for measures of performance prepared with GAAP.

EBITDA and Adjusted EBITDA

EBITDA represents net income before interest expense, income taxes, and depreciation and amortization expense. Adjusted EBITDA consists of EBITDA adjusted for the impact of certain items that we do not consider indicative of our ongoing operating performance. EBITDA and Adjusted EBITDA do not represent, and should not be a substitute for, net income or cash flows from operations as determined in accordance with GAAP. Some of the limitations are: (i) EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments; (ii) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs; and (iii) EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt. While EBITDA and Adjusted EBITDA are frequently used as a measure of operating results and performance, neither of them is necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. The following table reconciles net income as reflected in the condensed consolidated statements of operations, to EBITDA and Adjusted EBITDA:

	Three Months Ended March 31,
($ in thousands)	2024	2023
Net income	$144,490	$172,633
Income tax benefit	-	(1)
Interest expense	12,887	16,947
Depreciation and amortization	34,153	29,548
EBITDA	191,530	219,127
Third-party debt modification fees	-	407
Gain on disposal of vessels and other assets, net of impairments	(51)	(10,748)
Write-off of deferred financing costs	-	166
Adjusted EBITDA	$191,479	$208,952

Cash

	March 31,	December 31,
($ in thousands)	2024	2023
Cash and cash equivalents	$139,501	$126,760
Short-term investments	75,000	60,000
Total Cash	$214,501	$186,760

Adjusted Net Income

Adjusted net income consists of net income adjusted for the impact of certain items that we do not consider indicative of our ongoing operating performance. This measure does not represent or substitute net income or any other financial item that is determined in accordance with GAAP. While adjusted net income is frequently used as a measure of operating results and performance, it may not be necessarily comparable with other similarly titled captions of other companies due to differences in methods of calculation. The following table reconciles net income, as reflected in the consolidated statement of operations, to adjusted net income:

	Three Months Ended March 31,
($ in thousands)	2024	2023
Net income	$144,490	$172,633
Third-party debt modification fees	-	407
Gain on disposal of vessels and other assets, net of impairments	(51)	(10,748)
Write-off of deferred financing costs	-	166
Adjusted net income	$144,439	$162,458

Weighted average shares outstanding (diluted)	49,377,948	49,646,331
Adjusted net income per diluted share	$2.92	$3.27

Time Charter Equivalent (TCE) Revenues

Consistent with general practice in the shipping industry, the Company uses TCE revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter. Time charter equivalent revenues, a non-GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance. Reconciliation of TCE revenues of the segments to shipping revenues as reported in the consolidated statements of operations follow:

	Three Months Ended March 31,
($ in thousands)	2024	2023
Time charter equivalent revenues	$270,928	$283,320
Add: Voyage expenses	3,473	3,810
Shipping revenues	$274,401	$287,130